UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2014

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

(312) 496-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective October 1, 2014, Heidrick & Struggles International, Inc. (“Company” or HSII”) through its wholly owned subsidiary Heidrick & Struggles, Inc. entered into an Eighth Lease Amendment (“Amendment”) with 233 S. WACKER LLC (“Landlord”) as an amendment to the Company’s current lease (originally dated as of January 24, 1996 the “Current Lease”) for HSII’s headquarters located on the 42nd and 70th floors of the Willis Tower at 233 South Wacker Drive (the “Building”) in Chicago, Illinois. Under the Amendment, HSII will consolidate its current headquarters to the 49th floor of the Building (consisting of 53,894 rentable square feet) and have a right of first offer with respect to the Building’s 50th floor.

Under the terms of the Amendment, the Landlord will fund up to $3,777,580 (“Allowance”) for certain improvements to be made by HSII to the consolidated headquarters. The base rent (“Base Rent”) for the first 12 months, beginning October 1, 2014, will be $21.00 per square foot, with annual increases of $0.50 per rentable square foot per year. In addition to the Base Rent, the Company will be required to pay additional rent (“Additional Rent”) in the form of a pro rata share of Building operating expenses and real estate taxes. Base Rent and Additional Rent will be abated in the month of October in 2015 through 2020 assuming HSII is not in default under the lease.

The Amendment extends the term of the Current Lease from October 1, 2015 through September 30, 2026, and the terms of the Current Lease will continue to apply to the consolidated headquarters. HSII has two, five- year options to renew the Current Lease under the Amendment. HSII may terminate the Current Lease on September 30, 2021 or September 30, 2022, with 12 month prior written notice, for a fee equal to the unamortized “transaction costs” (described in the Amendments).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Item 9.01 Exhibits.

(d) Exhibits.

10.1	Eighth Lease Amendment by and between 233 S. WACKER LLC, a Delaware limited liability company, and Heidrick & Struggles, Inc., a Delaware corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heidrick & Struggles International, Inc.
(Registrant)

Date: October 9, 2014	/s/ Stephen W. Beard
General Counsel, Chief Administrative Officer and Secretary